Exhibit 99.1

Goldman Sachs BDC, Inc. Goldman Sachs Middle Market Lending Corp.

Goldman Sachs BDC, Inc. and Goldman Sachs Middle Market Lending Corp. Announce Amended and Restated Merger Agreement

NEW YORK— (BUSINESS WIRE) — June 11, 2020 — Goldman Sachs BDC, Inc. (“GSBD”) and Goldman Sachs Middle Market Lending Corp. (“MMLC”) announced today that they have amended and restated the Agreement and Plan of Merger, dated December 9, 2019 (the “Original Merger Agreement”). GSBD and MMLC are affiliated business development companies that are managed by Goldman Sachs Asset Management, L.P. (“GSAM”).

In order to comply with provisions of the Investment Company Act of 1940 which require that a merger of affiliated business development companies not result in dilution to either party, the Original Merger Agreement contained a closing condition whose satisfaction was dependent on the trading price of GSBD’s common stock. Heightened volatility in the current market precipitated by the COVID-19 pandemic has created uncertainty as to whether this condition can be met. As a result, on June 11, 2020, GSBD and MMLC amended and restated the Original Merger Agreement in its entirety (as amended and restated, the “Amended and Restated Merger Agreement”) to eliminate the closing condition while ensuring that the transaction would not result in dilution to either party. Key changes in connection with the Amended and Restated Merger Agreement include the following:

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The consideration has been changed from a fixed exchange ratio to a “net asset value for net asset value” exchange, whereby the exchange ratio will be determined at closing such that shares issued by GSBD to MMLC shareholders will result in an ownership split of the combined company based on each of GSBD’s and MMLC’s respective net asset values. Based on March 31, 2020 net asset values and pro forma for the MMLC distributions, transaction costs and the repayment of MMLC’s revolving credit facility described below, GSBD would issue approximately 1.0656 shares for each MMLC share outstanding. The total share consideration to MMLC shareholders would represent a 17% premium to the pro forma MMLC net asset value, based on the closing market price of GSBD as of June 10, 2020.[1]

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The variable cap on GSAM’s incentive fees (the “Variable Incentive Fee Cap”) has been extended for an additional year, through the end of 2021. The Variable Incentive Fee Cap provides that incentive fees payable to GSAM will be reduced if net investment income (“NII”) would be less than $0.48 per share without implementation of the incentive fee cap.

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Upon closing the transaction, GSAM has agreed to reimburse GSBD and MMLC for all fees and expenses incurred and payable by GSBD or MMLC or on their behalf in connection with the transaction, subject to a cap of $4 million with respect to each of GSBD and MMLC.[2]

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Prior to closing the merger, MMLC’s board of directors will declare a $75 million distribution to MMLC shareholders relating to the pre-closing period. This distribution is an amount equal to approximately 8.1% of MMLC’s March 31, 2020 net asset value.

“We believe the merger of GSBD and MMLC will result in significant benefits for each set of shareholders, and we are pleased to move forward with the transaction on amended terms, despite the recent market volatility”, said Brendan McGovern, President and CEO of GSBD and MMLC. “The combined company will benefit from increased scale and balance sheet strength, which are key attributes in the current market environment.”

Additional Highlights:

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GSAM expects the merger to be accretive to GSBD’s NII per share both in the short and long-term, reflecting the Variable Incentive Fee Cap through 2021 described above, as well as anticipated optimization of the combined company’s capitalization following the close of the transaction.

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The merger will result in an overall improvement in GSBD’s portfolio metrics, including a higher portfolio yield, greater single-name diversification and a reduction in the percentage of non-accrual investments.

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Based on the respective net asset values of GSBD and MMLC at March 31, 2020 pro forma for the $75 million distribution to MMLC shareholders and other additional adjustments, the merger will result in significant deleveraging, with GSBD’s net debt to equity decreasing from 1.40x at March 31, 2020, to 1.14x. This expected deleveraging creates more capacity to deploy capital into today’s attractive investment environment while adding a greater margin of safety to maintain GSBD’s investment grade credit rating and comply with regulatory and contractual leverage ratio requirements.

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Simultaneous with the closing of the merger, MMLC’s revolving credit facility due March 2022 will be repaid in full and GSBD’s revolving credit facility will be expanded to $1,695 million. Pricing on GSBD’s revolving credit facility will remain unchanged at LIBOR + 1.875%.

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The combination more than doubles the size of GSBD, and is expected to result in benefits of scale, including improved access to diversified funding sources, cost synergies and greater trading liquidity.

•	The transaction represents a combination with a known and seasoned portfolio, as all of MMLC’s investments were originated by GSAM and 95% of MMLC’s investment portfolio overlaps with that of GSBD.[3]

As a result of the merger, GSBD’s total investments and commitments will be $3.2 billion, comprised of investments in 111 portfolio companies operating across 39 different industries.3 The combination will result in a 40 basis point increase on the weighted average yield of GSBD’s investment portfolio at amortized cost.4 GSBD’s exposure to senior secured loans will increase from 92.0% to 95.6% of total investments.3 The portfolio’s single name diversification by number of portfolio companies will increase by 4%. Investments on non-accrual will decrease from 0.9% to 0.4% of the total investment portfolio at amortized cost. The median EBITDA of the portfolio companies will remain relatively unchanged, from $37.8 to $37.5 million.5

To aid in the analysis of a potential transaction, the board of directors of each of GSBD and MMLC established a special committee, consisting exclusively of their respective independent directors. The board of directors of both GSBD and MMLC, following the recommendation of each of their special committees, have unanimously approved the Amended and Restated Merger Agreement and the transactions contemplated therein. The consummation of the merger is currently expected to occur in Q4 2020, subject to satisfaction of certain closing conditions, including GSBD and MMLC stockholder approval, regulatory approval and other closing conditions.

BofA Securities, Inc. served as financial advisor and Dechert LLP serves as the legal counsel to the special committee of GSBD. Morgan Stanley & Co. LLC served as financial advisor and Eversheds Sutherland (US) LLP serves as the legal counsel to the special committee of MMLC. GSAM’s legal advisor is Wachtell, Lipton, Rosen & Katz.

Please direct any questions regarding obtaining access to the conference call to Goldman Sachs BDC, Inc. Investor Relations, via e-mail, at gsbdc-investor-relations@gs.com.

ENDNOTES

1 Premium calculated as the product of the exchange ratio and the closing price of GSBD as of June 10, 2020 as compared to the March 31, 2020 pro forma MMLC NAV for the $75 million distribution and other adjustments.

2 Estimated aggregated transaction cost is $11.7 million.

3 Measured on a fair value basis as of March 31, 2020.

4 Computed based on the (a) annual actual interest rate or yield earned plus amortization of fees and discounts on the performing debt and other income producing investments, divided by (b) the total investments (including investments on non-accrual and non-incoming producing investments) at amortized cost, in each case as of March 31, 2020.

5 For a particular portfolio company, EBITDA typically represents net income before net interest expense, income tax expense, depreciation and amortization. Median EBITDA is based on the pro-forma combined company’s debt investments as of March 31, 2020, excluding investments where EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue. As of March 31, 2020, investments where EBITDA may not be the appropriate measure of credit risk represented 31.7% of total debt investments at fair value for the pro-forma combined company. Portfolio company statistics are derived from the most recently available financial statements of each portfolio company as of the respective reported end date. Portfolio company statistics have not been independently verified by us and may reflect a normalized or adjusted amount.

ABOUT GOLDMAN SACHS BDC, INC.

Goldman Sachs BDC, Inc. is a specialty finance company that has elected to be regulated as a business development company under the Investment Company Act of 1940. GSBD was formed by The Goldman Sachs Group, Inc. (“Goldman Sachs”) to invest primarily in middle-market companies in the United States, and is externally managed by Goldman Sachs Asset Management, L.P., an SEC-registered investment adviser and a wholly-owned subsidiary of Goldman Sachs. GSBD seeks to generate current income and, to a lesser extent, capital appreciation primarily through direct originations of secured debt, including first lien debt, unitranche loans, including last out portions of such loans, and second lien debt, and unsecured debt, including mezzanine debt, as well as through select equity investments. For more information, visit www.goldmansachsbdc.com. Information on the website is not incorporated by reference into this press release and is provided merely for convenience.

ABOUT GOLDMAN SACHS MIDDLE MARKET LENDING CORP.

Goldman Sachs Middle Market Lending Corp. is a specialty finance company that has elected to be regulated as a business development company under the Investment Company Act of 1940. MMLC was formed by Goldman Sachs Group, Inc. to invest primarily in middle-market companies in the United States, and is externally managed by Goldman Sachs Asset Management, L.P., an SEC-registered investment adviser and a wholly-owned subsidiary of Goldman Sachs. MMLC seeks to generate current income and, to a lesser extent, capital appreciation primarily through direct originations of secured debt, including first lien debt, unitranche loans, including last out portions of such loans, and second lien debt, and unsecured debt, including mezzanine debt, as well as through select equity investments.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. These statements represent GSBD’s belief regarding future events that, by their nature, are uncertain and outside of GSBD’s control. There are likely to be events in the future, however, that we are not able to predict accurately or control. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ, possibly materially from our expectations, include, but are not limited to, the ability of the parties to consummate the merger on the expected timeline, or at all, failure of GSBD or MMLC to obtain the requisite stockholder approval for the Proposals (as defined below) set forth in the Proxy Statement (as defined below), the ability to realize the anticipated benefits of the merger, effects of disruption on the business of GSBD and MMLC from the proposed merger, the effect that the announcement or consummation of the merger may have on the trading price of GSBD’s common stock on the New York Stock Exchange, the combined company’s plans, expectations, objectives and intentions as a result of the merger, any decision by MMLC to pursue continued operations, any termination of the Amended and Restated Merger Agreement, future operating results of GSBD or MMLC, the business prospects of GSBD and MMLC and the prospects of their portfolio companies, actual and potential conflicts of interests with GSAM and other affiliates of Goldman Sachs , general economic and political trends and other factors, the dependence of GSBD’s and MMLC’s future success on the general economy and its effect on the industries in which they invest; and future changes in laws or regulations and interpretations thereof, and the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission (“SEC”), including those contained in the Proxy Statement, when such documents become available, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information and Where to Find It

This communication relates to a proposed business combination involving GSBD and MMLC, along with related proposals for which stockholder approval will be sought (collectively, the “Proposals”). In connection with the Proposals, each of GSBD and MMLC intend to file relevant materials with the SEC, including a registration statement on Form N-14, which will include a joint proxy statement of GSBD and MMLC and a prospectus of GSBD (the “Proxy Statement”). This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act. STOCKHOLDERS OF EACH OF GSBD AND MMLC ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS THERETO, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT GSBD, MMLC, THE MERGERS AND THE PROPOSALS. Investors and security holders will be able to obtain the documents filed with the SEC free of charge at the SEC’s web site, http://www.sec.gov or, for documents filed by GSBD, from GSBD’s website at http://www.GoldmanSachsBDC.com.

Participants in the Solicitation

GSBD and MMLC and their respective directors, executive officers and certain other members of management and employees of GSAM and its affiliates, may be deemed to be participants in the solicitation of proxies from the stockholders of GSBD and MMLC in connection with the Proposals. Information about the directors and executive officers of GSBD is set forth in its proxy statement for its 2020 annual meeting of stockholders, which was filed with the SEC on May 12, 2020. Information about the directors and executive officers of MMLC is set forth in its Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on February 27, 2020 and its proxy statement for its 2019 annual meeting of stockholders, which was filed with the SEC on September 11, 2019. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the GSBD and MMLC stockholders in connection with the Proposals will be contained in the Proxy Statement when such document becomes available. This document may be obtained free of charge from the sources indicated above.

Goldman Sachs BDC, Inc.

Investor Contact: Florina Mendez, 917-343-7823

Media Contact: Patrick Scanlan, 212-902-6164

Source: Goldman Sachs BDC, Inc.